CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
QPC Lasers, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 for QPC Lasers, Inc. of our report dated February 28, 2008 relating to the consolidated financial statements of QPC Lasers, Inc. and Subsidiary as of December 31, 2007 and for the years ended December 31, 2007 and 2006 which appears in the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 25, 2008, and on Form 10-KSB/A filed with the Securities and Exchange Commission on April 8, 2008. We also consent to the reference to our Firm under the caption “Experts”.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
June 23, 2008